 Exhibit 99.1

August 27, 2007

Vern Endo
President and CEO
RAM Holdings Ltd.

Vern:

I am hereby providing notice of termination of my employment pursuant to Section 9(e) of the Employment Agreement. My resignation is effective as of September 29th, 2007. I shall, of course, continue to perform my responsibilities to the best of my abilities through the remainder of my employment tenure and will assist in any way possible in transition.

I wish you, the rest of the staff and members of the Board of Directors all the best in continuing to build on RAM’s business success. I am pleased that I have been able to contribute to the Company’s development and competitive position and will remain a cheerleader for RAM.

Sincerely,

Richard Lutenski

RAM REINSURANCE COMPANY LTD., RAM Re House, 46 Reid Street, Hamilton, Bermuda

MAILING ADDRESS: PO BOX HM 3302, Hamilton HM PX, Bermuda

TELEPHONE: 441 296 6501 FAX: 441 296 6509 EMAIL: ramre@ramre.bm